Exhibit 99.1

Company Newsletter, 1st Edition

2nd Quarter 2026

Nasdaq: BIAF

See what’s happening at bioAffinity Technologies…

Message from our CEO

This is the first of our new Quarterly Newsletter series that will report on the achievements of our team at bioAffinity Technologies who are bringing to market products that can give people longer, healthier lives. There is much to report. Sales continue to climb for our noninvasive CyPath® Lung test that offers clarity when diagnosing lung cancer, allowing physicians to find and treat this deadly cancer at its earliest, curative stage. We are proud to announce our collaboration with Philips on a program to enhance lung cancer screening for U.S. veterans. Our pipeline of products includes companion diagnostics for the multi-billion-dollar asthma and COPD market. And we recently announced positive news about our research findings that support our work to develop topical treatments for the most common of all types of cancer, basal and squamous cell carcinomas. As you will read below, we have achieved a great deal and have the momentum to achieve much more. Stay tuned.

Sincerely,

Maria Zannes

President and CEO

Sales Accelerate for our Noninvasive CyPath® Lung

CyPath® Lung unit sales in April increased nearly 300% compared to April 2025. The number of physician offices and clinics ordering CyPath® Lung increased 69% from first quarter 2025 to the same period in 2026. We saw continued accelerated growth in the second quarter as more and more physicians learn from their peers and our sales team about CyPath® Lung.

Our success is a result of solid team execution on key growth strategies including the expansion of ordering physician sites, increasing peer-to-peer education among pulmonologists, family practices, and oncologists, and integrating CyPath® Lung into the clinical workflows for lung cancer risk assessment and nodule management.

Partnering with Philips to Advance Lung Cancer Screening

We’re partnering with Philips to enhance screening programs for U.S. Veterans at risk for lung diseases, including cancer, using mobile CT scanning, CyPath® Lung testing and 4DMedical’s advanced imaging software.

To learn more, register here for a webinar on July 21 at 6:00 pm ET, hosted by the National Association of Veterans Research and Education Foundations (NAVREF). The webinar will highlight how Philips, 4DMedical, and bioAffinity Technologies are working together to detect lung cancer at its earliest stages when it is most treatable, provide diagnostic insight into other lung diseases and risk-stratify veterans at increased risk for lung disease including cancer, many of whom are eligible under the PACT Act.

Hear, Watch and Read Why Physicians Use CyPath® Lung and Why Patients Praise It

The upcoming webinar is one of many you can find on CyPath® Lung Connect that provides easy access to recent webinars and podcasts where patients and physicians tell their stories about how CyPath® Lung has made a positive impact on their lives and their practices, respectively. Our podcasts are available on Apple, Spotify, or your favorite podcast channel. And be sure to check out our YouTube channel @CyPathLungConnect.

You’ll find particularly moving videos in which a patient tells how CyPath® Lung testing and her patient coach brought peace of mind after learning she had a pulmonary nodule. Her CyPath® Lung test resulted as unlikely malignancy. “It was a lifesaver. I want to shout it from the rafters,” she told us, and after watching, you’ll understand why.

Rather read than watch or listen? Visit CyPathLung.com to review more than a dozen case studies written by physicians demonstrating the real-world use of CyPath® Lung. Patient outcomes range from detecting lung cancer as early as Stage 1A when other adjuvant tools failed to find it to sparing patients with significant comorbidities from risky invasive procedures.

Introducing CyPath® Lung Connect, a platform featuring expert perspectives on lung cancer screening, early diagnosis and emerging technologies, as well as patient stories about their diagnostic journey.

Recent Webinars

Navigating Lower Cancer-Risk Nodules in High-Risk Patients with Noninvasive CyPath® Lung Testing

June 16, 2026

CyPath® Lung in Practice: A Physician Roundtable

April 8, 2026

Recent Podcasts

Enhancing Clinical Confidence: Managing Small Pulmonary Nodules with CyPath® Lung

June 2, 2026

CyPath® Lung in Clinical Practice: Pulmonologists Roundtable

June 10, 2026

Recent Patient Videos

A Patient’s Journey with CyPath® Lung

June 30, 2026

Working with Your Patient Coach: A Patient’s View

June 30, 2026

Our Project Pipeline

Advancing Research and Development for Companion Diagnostics for Asthma and Chronic Obstructive Pulmonary Disease (COPD)

A pilot study with Brooke Army Medical Center (BAMC) is underway to evaluate bioAffinity’s proprietary tests under development that seek to quantify the type of inflammation in the lung to help determine what drugs might work best for asthma and COPD patients. The research collaboration with BAMC leverages our proprietary flow cytometry+AI technology to develop precision diagnostics for common airway diseases that can be treated effectively with new and emerging therapeutics.

Topical Therapeutics for Skin Cancer

bioAffinity recently shared preclinical research demonstrating that silencing specific cell surface receptors using our proprietary siRNAs selectively kills squamous skin cancer cells or impairs their proliferation while leaving normal skin cells unaffected. The findings suggest a potential topical treatment for common skin cancers - basal cell carcinoma ranks number one, followed by squamous cell carcinoma at number two. Together, they outpace all other cancers combined.

Get Caught Up on Our Recent News

Jun 16, 2026

bioAffinity Technologies Announces Program to Advance Veteran Lung Health: Philips, bioAffinity Technologies and 4DMedical Highlight New Approaches to Lung Health Screening for U.S. Veterans

Jun 2, 2026

Multidisciplinary Physician Panel to Share Real-World Benefits of bioAffinity Technologies’ Noninvasive CyPath Lung® Cancer Test in Upcoming Society for Advanced Bronchoscopy Webinar

May 27, 2026

bioAffinity Technologies Announces Notification of Mexico Patent Allowance Covering Novel Lung Cancer Detection Methods Using CyPath® Lung Technology

May 12, 2026

bioAffinity Technologies Reports Record Monthly CyPath® Lung Unit Sales and Significant Year-Over-Year Growth in April 2026

May 8, 2026

bioAffinity Technologies Reports First Quarter 2026 Results and Expanding Adoption and Clinical Usage of CyPath® Lung

Connect with bioAffinity Technologies

bioaffinitytech.com

cypathlung.com

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